Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN BOARD APPOINTS DAVID G. BIRNEY AS DIRECTOR
AKRON, Ohio – January 11, 2006 – A. Schulman Inc. (Nasdaq: SHLM) announced today that its Board of Directors appointed David G. Birney as a director of the Company at its meeting on January 5, 2006. Birney will serve as a Class I director and his term will expire in 2008.
Birney has almost 40 years of experience in the chemicals and plastics industries in Europe and the United States. He is currently Chief Executive Officer of Solvay America, Inc., a Houston-based chemicals and plastics company, and plans to retire from that position on March 31, 2006.
“David Birney brings outstanding qualifications and experience to our Board,” said Terry L. Haines, President and Chief Executive Officer. “We look forward to his contributions as we continue to strengthen A. Schulman’s global position and take advantage of our growth opportunities.”
About A. Schulman Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,400 people and has 15 manufacturing facilities in North America, Europe and the Asia-Pacific region. Revenues for the fiscal year ended August 31, 2005, were approximately $1.43 billion. Additional information about A. Schulman can be found on the Web at www.aschulman.com.
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